Exhibit 4.1

INTERESTS BUYBACK AND RELEASE AGREEMENT

This Interests Buyback and Release Agreement (the “Agreement”) is made and entered into effective as of April 4, 2025 by and between, on the one hand, SOLOWIN HOLDINGS, a Cayman Islands exempted holding company (the “Buyer”), and on the other hand, Cambria Asset Management, Inc., a Nevada corporation (the “Seller”) and Cambria Capital, LLC, a Utah limited liability company (the “Company,” together with the Seller, the “Cambria Parties”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and the Cambria Parties entered into certain Membership Interest Purchase Agreement, dated March 5, 2024 (the “Purchase Agreement”), pursuant to which Buyer has purchased 24.9% of the Company’s membership interests (the “Initial Closing Membership Interests”) for Two Hundred Thousand Dollars ($200,000), and the Initial Closing was completed;

WHEREAS, Section 6.2(a) of the Purchase Agreement provides that, in the event the Purchase Agreement is terminated pursuant to Section 6.1(b) thereof after the Initial Closing but prior to the Second Closing, the Buyer shall have the right to sell the Initial Closing Membership Interests back to the Seller at a discounted price of One Hundred Thousand Dollars ($100,000) within five (5) Business Days after the termination;

WHEREAS, as of the date hereof, Buyer has notified the Cambria Parties of the termination pursuant to the Purchase Agreement and the Cambria Parties have accepted the sale back of the Initial Closing Membership Interests from Buyer for One Hundred Thousand Dollars ($100,000), among which Fifty Thousand Dollars ($50,000) has been paid by the Cambria Parties to Buyer. The Cambria Parties desire to pay the remaining Fifty Thousand Dollars ($50,000) (the “Remaining Purchase Price”) to Buyer no later than August 31, 2025, and Buyer has agreed to such extension of time for payment; and

WHEREAS, in connection with the termination and membership interests buyback, Buyer, on the one hand, and the Cambria Parties, on the other hand, desire to release each other from any and all claims arising out of or relating to the Purchase Agreement, subject to the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for their mutual reliance, the parties agree as follows:

1. Payment of Balance, etc. The Cambria Parties shall pay to Buyer, by wire transfer of immediately available funds in cash, the Remaining Purchase Price, no later than August 31, 2025 (the “Payment Date”). Prior to the Payment Date, the Cambria Parties shall take any and all necessary corporate actions to update the Company’s Organizational Documents and make all necessary filings with any applicable government authorities and the FINRA to reflect the transfer of the Initial Closing Membership Interests from Buyer back to Seller.

2. Mutual Release.

(a) Upon the delivery of the Remaining Purchase Price by the Cambria Parties to the Company, each of the Cambria Parties, each on its behalf and on behalf of their respective subsidiaries, heirs, estates, successors and assigns (the “Cambria Parties Releasors”), hereby knowingly, fully, unconditionally and irrevocably releases, any and all claims, rights, demands and causes of action that such Cambria Parties Releasor has or may have against Buyer, any of its respective affiliates or any present or former director, officer, manager, employee, shareholder, member, partner advisor, legal counsel, representative or agent of Buyer or any of their respective affiliates (collectively, the “Buyer Releasees”), whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence prior to or as of the date of delivery of the Remaining Purchase Price relating to the Purchase Agreement (the “Cambria Parties Released Claims”).

(b) Upon the delivery of the Remaining Purchase Price by the Cambria Parties to the Company, Buyer, on its behalf and on behalf of its respective subsidiaries, heirs, estates, successors and assigns (the “Buyer Releasors” and together with the Cambria Parties Releasors, the “Releasors”), hereby knowingly, fully, unconditionally and irrevocably releases, any and all claims, rights, demands and causes of action that such Buyer Releasor has or may have against any of the Cambria Parties, any of their respective affiliates or any present or former director, officer, manager, employee, shareholder, member, partner advisor, legal counsel, representative or agent of the Cambria Parties or any of their respective affiliates (collectively, the “Cambria Parties Releasees”), whether asserted or unasserted, known or unknown, contingent or noncontingent, past or present, arising or resulting from or relating, directly or indirectly, to any act, omission, event or occurrence prior to or as of the date of delivery of the Remaining Purchase Price relating to the Purchase Agreement (the “Buyer Released Claims”).

(c) Upon the delivery of the Remaining Purchase Price by the Cambria Parties to the Company, each Releasor, on such Releasor’s behalf and on behalf of such Releasor’s other applicable Releasors, hereby waives and relinquishes any rights and benefits that such Releasor may have under statute or common law principle of any jurisdiction with respect to, in the case of the Cambria Parties Releasors, the Cambria Parties Released Claims and, in the case of the Buyer Releasors, the Buyer Released Claims. Such Releasor acknowledges that it, he or she may hereafter discover facts in addition to or different from those that such Releasor now knows or believes to be true with respect to the subject matter of, in the case of the Cambria Parties Releasors, the Cambria Parties Released Claims and, in the case of the Buyer Releasors, the Buyer Released Claims, but it is such Releasor’s intention to fully and finally and forever settle and release any and all, in the case of the Cambria Parties Releasors, the Cambria Parties Released Claims and, in the case of the Buyer Releasors, the Buyer Released Claims that do now exist, may exist or heretofore have existed with respect to the subject matter thereof. In furtherance of this intention, the release of, in the case of the Cambria Parties Releasors, the Cambria Parties Released Claims and, in the case of the Buyer Releasors, the Buyer Released Claims shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

(d) Each Releasor agrees that he, she or it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, in law or in equity, in any court or before any governmental authority, which, in the case of the Cambria Parties Releasors, relates to any Cambria Parties Released Claims and, in the case of the Buyer Releasors, relates to any Buyer Released Claims.

3. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be construed and any disputes as to its performance shall be determined in accordance with the laws of the State of Utah. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the City of Salt Lake City, Utah. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

4. Further Assurance. Each party agrees, at its own expense, to execute and deliver such further documents and to take such further actions as may be reasonably necessary or desirable to give full effect to the terms and intent of this Agreement and to carry out the transactions contemplated hereby.

5. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements, whether written or oral, relating to such subject matter.

6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

SOLOWIN HOLDINGS

By:	/s/ Ling Ngai Lok
Name:	Ling Ngai Lok
Title:	Chief Executive Officer

CAMBRIA ASSET MANAGEMENT, INC.

By:	/s/ Gordon Mcbean
Name:	Gordon McBean
Title:	Chief Executive Officer

CAMBRIA CAPITAL, LLC.

By:	/s/ Gordon McBean
Name:	Gordon McBean
Title:	Chief Executive Officer

Signature Page to Termination and Release Agreement

4